CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

Exhibit 5.1

March 13, 2014

ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106

Ladies and Gentlemen:

We have acted as counsel to ZAIS Financial Corp. (the “Company”) in connection with the issuance of up to 3,122,842 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company that may be issued from time to time in exchange for the 8.0% Exchangeable Senior Notes due 2016 (the “Notes”) issued by ZAIS Financial Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), to the persons referred to in the Registration Statement as selling stockholders. A registration statement on Form S-3 (the “Registration Statement”), has been filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale of the Shares.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement of the Company (the “Charter”), the Amended and Restated Bylaws of the Company, the Indenture, dated November 25, 2013, among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Indenture”), the resolutions adopted by the Board of Directors of the Company and the general partner of the Operating Partnership (the “Resolutions”), relating to, among other matters, the issuance of the Shares upon exchange of the Notes and such other corporate and partnership records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, portable document format or reproduced copies. As to factual matters relevant to the opinions set forth below, we have relied upon certificates of officers of the Company as in our judgment are necessary or appropriate.

Based on the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is duly incorporated as a corporation under the laws of the State of Maryland and is in good standing.

2.	The issuance of the Shares has been duly authorized and, when and to the extent issued in exchange for the Notes in accordance with the Charter, the Resolutions and the Indenture, the Shares will be validly issued, fully paid and non-assessable.

The opinions set forth in this letter relate only to the General Corporation Law of the State of Maryland. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP